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Exhibit 21

LIST OF SUBSIDIARIES

        The following is a list of subsidiaries of the Company as of December 31, 2017.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Osiris Therapeutics International GmbH	Switzerland

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  Exhibit 21
LIST OF SUBSIDIARIES